EXHIBIT - 99.1

Company Contact:
 Richard O. Faria
Chief Financial Officer
(510) 608-3410
Dick_Faria@STI.com

FOR IMMEDIATE RELEASE

SCIENTIFIC TECHNOLOGIES INC.

REPORTS SALES INCREASE FOR THIRD QUARTER AND NINE MONTHS

FREMONT, CALIFORNIA, November 1, 2004...SCIENTIFIC TECHNOLOGIES INCORPORATED (NASDAQ:STIZ), a leading North American provider of automation safeguarding products announced today the results of operations for the three and nine months ended September 30, 2004. Sales for the third quarter of 2004 increased 4% to $14,604,000, as compared to sales of $14,001,000 for the same quarter of 2003. Sales for the nine months ended September 30, 2004 were $44,876,000, a 9% increase over the $41,233,000 recorded for the comparable 2003 period.

Under generally accepted accounting principles (GAAP), the Company reported a net loss for the third quarter of 2004 of $1,193,000, or $.12 per share, compared to a GAAP net loss of $246,000, or $.03 per share, for the third quarter of 2003. Included in the GAAP net loss for the third quarter of 2004 is an intangible asset impairment charge of $2,002,000. Excluding this one- time charge, net profit for the quarter would have been $48,000 or $.01 per share. (See attached reconciliation of actual net Income to pro forma net income.)

The GAAP net loss for the first nine months of 2004 was $286,000, or $.03 per share, compared to GAAP net income of $52,000 or $.01 per basic and diluted share in the comparable 2003 period. Included in the GAAP net loss for the nine months ended September 30, 2004 is an intangible asset impairment charge of $2,002,000. Excluding this one-time charge, net profit for the first nine months of 2004 would have been $955,000 or $.10 per share.

Commenting on the results, Joseph J. Lazzara, President and Chief Executive Officer stated, "Excluding the one time expense for the impairment of a portion of our intangible assets, the first nine months demonstrated good sales and operating income growth, over the same period of 2003. This growth resulted from increased revenue and lower operating expenses during 2004 as compared to 2003 when we experienced expenses associated with a facility relocation. We are pleased to report that, but for the one-time impairment charge, we achieved a profitable third quarter as compared to a net loss for the comparable 2003 period."

Third Quarter Highlights

Items of interest for the third quarter included:

  The MS4600-EP safety light curtains and PA4600-EP perimeter access guards, now meet the stringent requirements for Explosive Atmospheres according to ATEX Directive 94/9/EC. This directive outlines the technical requirements to be applied to equipment intended for use in potentially explosive atmospheres. The ATEX directive covers a surprisingly large range of applications, including equipment used on fixed offshore platforms, in petrochemical plants, flour mills and other areas where a potentially explosive atmosphere may be present.

  STI's 2004-2005 Engineering Guide to Machine and Process Safeguarding is now available in a convenient CD-ROM version that contains the complete STI catalog, as well as Product Certificates, Declarations of Conformity, and downloadable CAD drawings. This guide is the most comprehensive machine and process safety product and technical reference resource available today. Each product category clearly details product features, options, application examples, specifications, schematic/system drawings, dimensions and ordering information. Most categories include a product selection guide.

About Scientific Technologies Inc.

Scientific Technologies, Inc. (STI) is a North American leading provider of automation safeguarding products through its Safety Products Group. STI's safety products are used to protect workers around machinery, automated equipment and industrial robots. Our products serve a wide variety of applications and markets, including semiconductor, automotive, electronics manufacturing, packaging and consumer markets. Our web site is located at www.sti.com.

STI's Automation Products Group serves the factory automation, semiconductor, transportation, oil and gas, consumer and food processing industries with a diversified offering of sensing technologies. Products include level, flow, pressure sensing, positioning transducers, vehicle separation, profiling and ultrasonic sensors and controls. Further information is available at the Group's web sites: www.automationsensors.com, and www.stiscanners.com.

With headquarters in Fremont, California, STI was founded over 30 years ago and employs over 350 people. STI has been selected twice by Forbes and three times by Business Week as one of the "world's best small companies."

SCIENTIFIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Income Statement
 (Amounts in thousands except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Sales	$14,604	$14,001	$44,876	$41,233
Intangibles write down Cost of sales	727 9,176	-- 8,719	727 26,946	-- 24,260
Gross profit	4,701	5,282	17,203	16,973

Intangibles write down Operating expenses	1,275 5,426	-- 5,690	1,275 16,582	-- 16,940
Operating income (loss)	(2,000)	(408)	(654)	33

Interest and other income	76	11	193	50
Income (loss) before taxes	(1,924)	(397)	(461)	83

Provision (benefit) for income taxes	(731)	(151)	(175)	31
Net income (loss)	$(1,193)	$ (246)	$ (286)	$ 52

Basic and diluted net income (loss) per share	$ (.12)	$ (.03)	$ (.03)	$ .01

Shares used to compute net income (loss) per share	9,735	9,705	9,734	9,766

Pro-Forma Condensed Consolidated Income Statement
 (Amounts in thousands except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Sales	$14,604	$14,001	$44,876	$41,233
Intangibles write down Cost of sales	-- 9,176	-- 8,719	-- 26,946	-- 24,260
Gross profit	5,428	5,282	17,930	16,973

Intangibles write down Operating expenses	-- 5,426	-- 5,690	-- 16,582	-- 16,940
Operating income (loss)	2	(408)	1,348	33

Interest and other income	76	11	193	50
Income (loss) before taxes	78	(397)	1,541	83

Provision (benefit) for income taxes	30	(151)	586	31
Net income (loss)	$ 48	$ (246)	$ 955	$ 52

Basic and diluted net income (loss) per share	$ .01	$ (.03)	$ .10	$ .01

Shares used to compute net income (loss) per share	9,735	9,705	9,734	9,766

Basis of Presentation: Pro-Forma operating results exclude the write down of intangible assets.

Actual to Pro-Forma Net Income Reconciliation
 (Amounts in thousands)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Net loss	$(1,193)	$ (246)	$ (286)	$ 52

Write down of intangible assets	2,002		2,002

Tax benefit of intangible write down	(761)	____	(761)	____

Pro Forma net income	$ 48	$ (246)	$ 955	$ 52

Condensed Consolidated Balance Sheet
 (Amounts in thousands)

	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$ 3,098	$ 2,312
Accounts receivable	8,620	8,139
Inventories	10,784	9,281
Other assets	3,766	3,887
Total current assets	26,268	23,619
Property, plant and equipment, net Goodwill and intangible assets	3,650 7,941	3,740 10,321
Total assets	$39,169	$37,680

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$ 2,498	$ 2,758
Accrued expenses	3,923	3,267
Current portion of capital lease with Parent	68	68
Total current liabilities	6,489	6,093
Capital lease with Parent	113	164
Long-term tax liability	1,134	1,134
Total liabilities	7,736	7,391
Shareholders' equity	30,123	30,289
Total liabilities and shareholders' equity	$37,859	$37,680

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